As filed with the Securities and Exchange Commission on April 1, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Compass, Inc.

(Exact name of registrant as specified in its charter)

Delaware	30-0751604
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

90 Fifth Avenue, 3rd Floor

New York, New York 10011

(212) 913-9058

(Address of principal executive offices) (Zip Code)

2012 Stock Incentive Plan

2021 Equity Incentive Plan

2021 Employee Stock Purchase Plan

(Full titles of the plans)

Robert Reffkin

Founder, Chairman and Chief Executive Officer

Compass, Inc.

90 Fifth Avenue, 3rd Floor

New York, New York 10011

(212) 913-9058

(Name, address, including zip code, and telephone number of agent for service)

Copies to:
Michael T. Esquivel James D. Evans Ran D. Ben-Tzur Morgan A. Sawchuk Michael M. Shaw Fenwick & West LLP 902 Broadway, Suite 14 New York, New York 10010 (212) 921-2001	Brad Serwin General Counsel and Corporate Secretary Compass, Inc. 90 Fifth Avenue, 3rd Floor New York, New York 10011 (212) 913-9058

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, $0.00001 par value per share
- To be issued under the 2021 Equity Incentive Plan	41,030,620(2)	$18.00(3)	$738,551,160(3)	$80,576
- To be issued under the 2021 Employee Stock Purchase Plan	7,416,620(4)	$15.30(5)	$113,474,286(5)	$12,381
- Outstanding under the 2012 Stock Incentive Plan (RSUs)	50,285,640(6)	$18.00(3)	$905,141,520(3)	$98,751
- Outstanding under the 2012 Stock Incentive Plan (Stock Options)	58,666,060(7)	$—(8)	$—(8)	$—
- Non-Plan Stock Options	1,002,820(9)	$—(8)	$—(8)	$—
Class B common stock, $0.00001 par value per share
- Outstanding under the 2012 Stock Incentive Plan (Stock Options)	58,666,060(10)	$4.86(11)	$285,117,052(11)	$31,107
- Non-Plan Stock Options	1,002,820(12)	$5.16(13)	$5,174,552(13)	$565
TOTAL	218,070,640		$2,047,458,570	$223,380

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock or Class B common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Class A common stock or Class B common stock.

(2)

Shares of Class A common stock, including shares of Class A common stock issuable upon conversion of shares of Class B common stock, reserved for issuance under the 2021 Equity Incentive Plan (“2021 Plan”) consists of (a) 29,666,480 shares of Class A common stock reserved for issuance under the 2021 Plan and (b) 11,364,140 shares of Class A common stock previously reserved but unissued under the 2012 Stock Incentive Plan (“2012 Plan”) that are now available for issuance under the 2021 Plan. To the extent outstanding awards under the 2012 Plan are forfeited, lapse unexercised, or would otherwise have been returned to the share reserve under the 2012 Plan, the shares of Class A common stock subject to such awards instead will be available for future issuance as Class A common stock under the 2021 Plan. See footnotes 6, 8 and 10 below.

(3)

Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of the initial public offering price per share of the Registrant’s Class A common stock as set forth in the Registrant’s prospectus filed with the Securities and Exchange Commission on or around April 1, 2021 pursuant to Rule 424(b) under the Securities Act.

(4)	Represents shares reserved for issuance under the 2021 Employee Stock Purchase Plan (“Purchase Plan”) as of the date of this Registration Statement.
(5)

Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of the initial public offering price per share of the Registrant’s Class A common stock multiplied by 85%, which is the percentage of the price per share applicable to purchases under the Purchase Plan.

(6)

Represents shares of Registrant’s Class A common stock reserved for issuance pursuant to restricted stock units outstanding under the 2012 Plan as of the date of this Registration Statement. Any shares of Class A common stock that are subject to awards under the 2012 Plan that are forfeited, lapse unexercised, or would otherwise have been returned to the share reserve under the 2012 Plan, instead will be available for issuance as Class A common stock under the 2021 Plan. See footnote 2 above.

(7)

Represents shares of Class A common stock reserved for issuance pursuant to stock options outstanding under the 2012 Plan as of the date of this Registration Statement. Any shares of Class A common stock that are subject to stock options under the 2012 Plan that are forfeited, lapse unexercised, or would otherwise have been returned to the share reserve under the 2012 Plan will be available for issuance again as Class A common stock under the 2021 Plan. See footnote 2 above.

(8)

Pursuant to Rule 457(i) under the Securities Act, there is no fee associated with the registration of shares of Class A common stock issuable upon conversion of the shares of any Class B common stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of Class B common stock.

(9)

Represents shares of Class A common stock reserved for issuance upon the conversion of outstanding stock options to purchase shares of Class B common stock, issued to service providers outside of the Registrant’s 2012 Plan, as of the date of this Registration Statement.

(10)

Represents shares of Class B common stock reserved for issuance pursuant to stock options outstanding under the 2012 Plan as of the date of this Registration Statement. Any shares of Class B common stock that are subject to stock options under the 2012 Plan that are forfeited, lapse unexercised, or would otherwise have been returned to the share reserve under the 2012 Plan will be available for issuance as Class A common stock under the 2021 Plan. Shares of Class B common stock are issuable only to the Registrant’s licensed real estate agents registered in New York State and have no voting rights, except as required by law, due to New York State real estate regulatory requirements. See footnote 2 above.

(11)

Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of $4.86 per share, the weighted-average exercise price for stock options outstanding under the 2012 Plan granted by the Registrant as of the date of this Registration Statement.

(12)

Represents shares of Class B common stock reserved for issuance pursuant to outstanding stock options, issued to service providers outside of the Registrant’s 2012 Plan, as of the date of this Registration Statement. See footnote 9 above.

(13)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $5.16 per share, the weighted-average exercise price of stock options outstanding outside the 2012 Plan and 2021 Plan as of the date of this Registration Statement.

PART I

Information Required in the Section 10(a) Prospectus

The information called for by Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) and has been or will be sent or given to participating service providers in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents filed by Compass, Inc. (the “Registrant”) with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)

the Registrant’s prospectus filed on April 1, 2021 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (Registration No. 333-253744), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

(b)

the description of the Registrant’s Class A common stock contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-40291) filed with the Commission on March 24, 2021 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the DGCL, the Registrant’s restated certificate of incorporation to be effective upon the completion of the Registrant’s initial public offering contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or

•	any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, the Registrant’s restated bylaws to be effective upon the completion of the Registrant’s initial public offering, provide that:

•	the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to very limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the DGCL;

•

the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and

•	the rights conferred in the restated bylaws are not exclusive.

The Registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. The indemnification provisions in the Registrant’s restated certificate of incorporation, restated bylaws, and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant currently carries liability insurance for its directors and officers. Reference is also made to the Underwriting Agreement filed with the Form S-1 for the Registrant’s initial public offering, which provides for the indemnification of officers, directors, and controlling persons of the Registrant against certain liabilities. See also the undertakings set out in response to Item 9 of this Registration Statement.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date
4.1	Amended and Restated Certificate of Incorporation, as currently in effect.	S-1/A	333-253744	3.1	3/23/2021

4.2	Form of Restated Certificate of Incorporation, to be effective upon the completion of the initial public offering.	S-1/A	333-253744	3.2	3/23/2021

4.3	Amended and Restated Bylaws, as currently in effect.	S-1	333-253744	3.3	3/1/2021

4.4	Form of Restated Bylaws, to be effective upon the completion of the initial public offering.	S-1	333-253744	3.4	3/1/2021

4.5	Form of Registrant’s Class A Common Stock Certificate.	S-1/A	333-253744	4.1	3/23/2021

4.6	Amended and Restated 2012 Stock Incentive Plan and forms of award agreements thereunder.	S-1	333-253744	10.2	3/1/2021

4.7	2021 Equity Incentive Plan and forms of award agreements thereunder.	S-1/A	333-253744	10.3	3/23/2021

4.8	2021 Employee Stock Purchase Plan.	S-1/A	333-253744	10.4	3/23/2021

5.1	Opinion of Fenwick & West LLP.					X

23.1	Consent of Fenwick & West LLP (included in Exhibit 5.1).					X

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.					X

24.1	Power of Attorney (included on the signature page to this registration statement).					X

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 1st day of April, 2021.

COMPASS, INC.

By:	/s/ Robert Reffkin
Robert Reffkin
Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert Reffkin, Kristen Ankerbrandt and Scott Wahlers, and each of them, as his or her true and lawful attorney-in-fact and agent with the full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments to this Registration Statement on Form S-8), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Robert Reffkin Robert Reffkin	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	April 1, 2021

/s/ Kristen Ankerbrandt	Chief Financial Officer (Principal Financial Officer)	April 1, 2021
Kristen Ankerbrandt

/s/ Scott Wahlers	Chief Accounting Officer (Principal Accounting Officer)	April 1, 2021
Scott Wahlers

/s/ Jeffrey Housenbold	Director	April 1, 2021
Jeffrey Housenbold

/s/ Eileen Murray	Director	April 1, 2021
Eileen Murray

/s/ Charles Phillips	Director	April 1, 2021
Charles Phillips

/s/ Steven Sordello	Director	April 1, 2021
Steven Sordello

/s/ Pamela Thomas-Graham	Director	April 1, 2021
Pamela Thomas-Graham